UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 5, 2008

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 5,  we entered a new, borrowing base, secured Credit Agreement with Commerce Bank, N.A., as agent, and Commerce Bank, N.A.,  BMO Capital Markets Financing, Inc. and National City Bank, as lenders.  The Credit Agreement replaces our old line of credit agreement with Commerce Bank, N.A. and, subject to borrowing base limits,  provides for a $40 million, three year revolving credit facility and a $25 million, five year, term loan facility.  The Credit Agreement contains accordion features which permit the lenders, in their sole discretion,  to agree to a one time increase in the revolving credit commitment of up to $20 million and a one-time term loan increase of up to $10 million.  The revolving credit commitment contains letter of credit subcommitments of up to $8 million and swingline loan subcommitments (which must be repaid within five business days) of up to $5 million.  Borrowings under the term loan facility may be made until May 4, 2009 and the then outstanding principal of the term loan will be payable commencing June 30, 2009 in quarterly payments equal to 1/28 of the then outstanding principal balance of the term loan, with any unpaid principal amount being due on May 5, 2013.  The outstanding principal balance of revolving credit loans is due on May 5, 2011.

Borrowings on base rate loans under the Credit Agreement bear interest, payable monthly, at a rate equal to Commerce Bank’s prime rate as in effect from time to time, less an applicable margin ranging from (a) 0% if the leverage ratio, as defined below, is greater than or equal to 2.50 to 1, to (b) .75%, if the leverage ratio is less than 1.0 to 1.  Borrowings on  libor loans bear interest, payable at the end of the applicable interest period (but in any event at the end of each three month portion of a six month libor loan), at a rate equal to the applicable libor rate plus an applicable margin ranging from (a) 2.0%,  if the leverage ratio is greater than or equal to 2.50 to 1, to (b) 1.25%, if the leverage ratio is less than 1.0 to 1.  Letter of credit fees are payable quarterly and are equal to the applicable margin on libor loans times the lenders’ exposure under outstanding letters of credit.  There is a quarterly  non-use fee equal to the sum of, for each day during the preceding calendar quarter, the amount obtained by multiplying (a) the unused amount of the revolving credit commitment for such day, times (b) the applicable margin for non-use fee [.30% if the leverage ratio is greater than or equal to 1.75 to 1 and .25% if the leverage ratio is less than 1.75 to 1], times (c) the fraction, 1/360.

The availability of loans under the Credit Agreement is based on the borrowing base, as defined, which consists of varying percentages of our eligible inventory and accounts receivable, as defined.  As of March 31, 2008 our borrowing base, as so defined, was $57.2 million. To secure our borrowings under the Credit Agreement, we have given the lenders a security interest in our accounts and inventory, any related instruments or chattel paper and any equipment that we might refinance with proceeds of the loan.

The Credit Agreement contains various covenants, including ones limiting our ability to incur liens, incur debt, make investments, dispose of assets, make capital expenditures, issue stock, pay dividends outside of the ordinary course or purchase stock.  In addition

•                  we must maintain a fixed charge coverage ratio (adjusted EBITDA minus taxes and dividends to fixed charges) of not less than 1.5 to 1 on a trailing four quarter basis,  and

•                  we must maintain at the end of each fiscal quarter

•                  working capital (current assets minus the sum of current liabilities and the unpaid principal balance of the revolving credit loans to the extent not a current liability) of $40 million,

•                  tangible net worth of not less than $135 million plus (i) an amount equal to 50% of consolidated net income (but not loss) subsequent to June 30, 2008 minus (ii) cumulative stock purchases after June 30, 2008, and

•                  a leverage ratio (senior fund debt to adjusted EBITDA (EBIDTA plus non cash losses, minus non-cash gains, minus or plus, as the case may be, extraordinary income or losses).

In addition to payment and covenant defaults, events of default entitling the lenders  to accelerate our obligations under the Credit Agreement include

•                  defaults under other debt exceeding $1.5 million which entitle the holder to accelerate such debt (unless, within specified time periods, we give notice  to our lenders under the Credit Agreement and the holder of the other debt waives the default),

•                  our failure to own all of the stock of our subsidiaries, MGP Ingredients of Illinois, Inc and Midwest Grain Pipeline, Inc., who are co-borrowers under the Credit Agreement.,

•                  the incurrence of  a judgment in excess of  $1 million which remains unsatisfied or unstayed for 30 days , or

•                  our lenders  cease to have a first priority lien in our collateral, except for permitted liens.

If a default occurs which, upon the giving of notice or lapse of time or both will become an event of default, the lenders may reduce or terminate the obligation to make loans under the Credit Agreement.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release issued on May 8 relating to the Company’s new Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release relating to Company’s new Credit Agreement furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: May 8, 2008	By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk
President and Chief Executive Officer